Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LEGEND PARENT, INC.,

LEGEND ACQUISITION SUB, INC.

and

MMODAL INC.

Dated as of July 2, 2012

i

INDEX OF DEFINED TERMS

Acceleration Time	Section 2.3(a)
Acceptable Confidentiality Agreement	Section 5.6(j)(iii)
Adverse Recommendation Change	Section 5.6(c)
affiliate	Section 8.4(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(a)
Alternative Financing	Section 5.12(a)
Antitrust Laws	Section 3.5(b)
Blue Sky Laws	Section 3.5(b)
Book-Entry Shares	Section 2.1(b)
Business Day	Section 8.4(b)
Bylaws	Section 3.2
Cancelled PSU	Section 2.3(d)
Cancelled RSU	Section 2.3(c)
Certificate of Incorporation	Section 3.2
Certificate of Merger	Section 1.6
Certificates	Section 2.1(b)
Chosen Court	Section 8.11(b)
claim	Section 4.14
Code	Section 3.14
Company	Preamble
Company Benefit Plans	Section 3.14(a)
Company Board	Section 1.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.3(d)
Company IP	Section 3.16(b)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contract	Section 3.18
Company Option	Section 2.3(a)
Company Performance Stock Unit	Section 2.3(d)
Company Permits	Section 3.6
Company Plans	Section 3.3(a)
Company Recommendation	Section 1.2(a)
Company Related Parties	Section 7.3(d)
Company Restricted Stock	Section 2.3(b)
Company Restricted Stock Unit	Section 2.3(c)
Company SEC Documents	Section 3.8
Competing Proposal	Section 5.6(j)(i)

Compliant	Section 8.4(c)
Confidential Data	Section 3.16(e)
Confidentiality Agreement	Section 1.2(b)
Consummation Event	Section 8.10(b)
control	Section 8.4(c)
controlled by	Section 8.4(c)
controlling	Section 8.4(c)
Copyrights	Section 8.4(g)
Credit Agreement	Section 8.4(e)
D&O Insurance	Section 5.7(c)
debt	Section 4.14
Debt Commitment Letter	Section 4.8(a)
Debt Financing	Section 4.8(a)
DGCL	Recitals
Dissenting Shares	Section 2.6
Effective Time	Section 1.6
Electronic Data Room	Section 3.25
Equity Commitment Letter	Section 4.8(a)
Equity Financing	Section 4.8(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(b)
Essential Marketing Information	Section 8.4(f)
Exchange Act	Recitals
Expiration Date	Section 1.1(c)
Fairness Opinion	Section 3.21
Filed Company SEC Documents	Article III
Financing	Section 4.8(a)
Financing Commitments	Section 4.8(a)
Financing Proceeds Condition	Annex I
Foreign Plans	Section 3.14(g)
GAAP	Section 3.1(c)
Governmental Authority	Section 2.2(e)
Guarantee	Recitals
Guarantor	Recitals
HIPAA	Section 3.16(e)
HITECH Act	Section 3.16(e)
HSR Act	Section 3.5(b)
Indemnitee	Section 5.7(a)
Indemnity Agreements	Section 5.7(a)
Information Statement	Section 3.9
Initial Expiration Date	Section 1.1(c)
Intellectual Property	Section 8.4(g)

v

Intervening Event	Section 5.6(d)
IRS	Section 3.14(c)
knowledge	Section 8.4(h)
Law	Section 8.4(g)
Liens	Section 3.5(a)
Marketing Period	Section 8.4(j)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Closing	Section 1.5
Merger Closing Date	Section 1.5
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
Minimum Tender Condition	Annex I
MIP	Section 5.10(d)
NASDAQ	Section 3.5(b)
New Plans	Section 5.10(a)
Notice of Superior Proposal	Section 5.6(e)
Offer	Recitals
Offer Closing	Section 1.1(a)
Offer Closing Date	Section 1.1(a)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(d)
Offer Price	Recitals
Offer Termination	Section 1.1(c)
Offer Termination Date	Section 1.1(c)
Option Cash Payment	Section 2.3(a)
Order	Section 3.13
Owned Real Property	Section 3.19
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Documents	Section 4.3
Parent Expenses	Section 7.3(b)
Parent Material Adverse Effect	Section 4.1
Parent Organizational Documents	Section 4.2
Parent Related Parties	Section 7.3(d)
Patents	Section 8.4(g)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permitted Lien	Section 3.5(a)
person	Section 8.4(j)

Preferred Stock	Section 3.3(a)
Proceeding	Section 3.13
Promissory Note	Section 1.3(b)
Proxy Statement	Section 3.9
Representatives	Section 1.1(d)
Requisite Stockholder Approval	Section 3.23
Reverse Termination Fee	Section 7.3(a)(iii)
Sarbanes-Oxley Act	Section 3.8(c)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(d)
SEC	Section 1.1(c)
Secretary of State	Section 1.6
Securities Act	Section 1.3(b)
Securities Laws	Section 1.1(d)
Senior Subordinated Note Purchase Agreement	Section 8.4(l)
Shares	Recitals
significant subsidiary	Section 3.5(a)
Solvent	Section 4.14
Stockholders’ Meeting	Section 5.2(b)
subsidiary	Section 8.4(l)
Superior Proposal	Section 5.6(j)(ii)
Support Agreement Shares	Recitals
Support Agreements	Recitals
Surviving Corporation	Recitals
Takeover Statutes	Section 3.22
Tax	Section 3.17(b)(i)
Tax Returns	Section 3.17(b)(ii)
Termination Date	Section 7.1(b)(i)
Termination Fee	Section 7.3(a)(i)
Third Party	Section 5.5
Top-Up Closing	Section 1.3(b)
Top-Up Exercise Notice	Section 1.3(b)
Top-Up Impediment	Annex I
Top-Up Notice	Section 1.3(b)
Top-Up Option	Section 1.3(a)
Top-Up Option Shares	Section 1.3(a)
Trademarks	Section 8.4(g)
under common control with	Section 8.4(c)
Willful Breach	Section 7.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2012 (this “Agreement”), is made by and among Legend Parent, Inc., a Delaware corporation (“Parent”), Legend Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MModal Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, the parties hereto intend that, on the terms and subject to the conditions and limitations set forth in this Agreement, including Annex I, (i) Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934 (as amended, including the rules and regulations promulgated thereunder, the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), at a price per share of $14.00 (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”), net to the seller thereof in cash, and (ii) after the acquisition of the Shares pursuant to the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company the guarantee of One Equity Partners V, L.P. (“Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have delivered to Parent and Merger Sub support agreements (the “Support Agreements”), dated as of the date hereof, providing that such stockholders have, among other things, agreed to (i) tender the shares of Company Common

Stock beneficially owned by them in the Offer (the “Support Agreement Shares”), and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1. The Offer.

(a) Commencement; Acceptance of and Payment for Shares. As promptly as reasonably practicable (and, in any event, within ten (10) Business Days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Company agrees that no shares of Company Common Stock held by the Company or any of its subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer. Upon the terms and subject to the Offer Conditions and the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn that Merger Sub becomes obligated to purchase pursuant to the Offer promptly (and, in any event, within three (3) Business Days) after the Expiration Date. Parent shall provide, or cause to be provided, to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(b) Waiver of Tender Offer Conditions. The Offer Conditions are for the sole benefit of Parent and Merger Sub and Parent and Merger Sub expressly reserve the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive satisfaction of the Minimum Tender Condition, (v) impose additional conditions to the Offer, (vi) except as expressly provided in Section 1.1(c), terminate, accelerate, extend or otherwise amend or modify the Expiration Date, (vii) provide any “subsequent offering period”

within the meaning of Rule 14d-11 promulgated under the Exchange Act, (viii) amend, modify or supplement any Offer Condition in a manner adverse in any material respect to any holder of Company Common Stock or (ix) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Company Common Stock.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (the “Initial Expiration Date”). Notwithstanding anything to the contrary set forth in this Agreement, if, at any then-scheduled expiration of the Offer (including the Initial Expiration Date), (i) any Offer Condition shall not have been satisfied or waived, then Merger Sub may and, if requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree), in each case, in compliance with Rule 14e-1(d) promulgated under the Exchange Act; provided, that the maximum number of days that the Offer may be extended pursuant to this clause (i) in circumstances where all of the conditions to the Offer are satisfied other than the Minimum Tender Condition shall be twenty (20) Business Days; (ii) the Marketing Period has not ended, then the Offer will be automatically extended until the earliest to occur of (A) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (B) the first (1st) Business Day after the final day of the Marketing Period; or (iii) the Offer is required to be extended by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position; provided, however, that in no event shall Merger Sub be required to extend the Offer pursuant to the foregoing clauses (i), (ii) or (iii) beyond the Termination Date (the date on which the Offer finally expires (taking into account any extensions that may be elected or required pursuant to and in accordance with this Section 1.1(c)) is referred to herein as, the “Expiration Date”). The Offer may not be terminated prior to any then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Section 7.1. If (i) at any then-scheduled expiration of the Offer (including the Initial Expiration Date), (A) any Offer Condition shall not have been satisfied or waived and (B) no further extensions or re-extensions of the Offer have been duly elected or required pursuant to this Section 1.1(c), or (ii) this Agreement is terminated pursuant to Section 7.1 or (iii) there shall exist a Top-Up Impediment and Merger Sub elects to terminate the Offer, then, in each case, Merger Sub shall promptly (and, in any event, within twenty-four (24) hours following such expiration or termination, but prior to the Offer Closing), irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to clause (i) or (ii) of the immediately preceding sentence is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. The parties hereto acknowledge and agree that the Offer Termination, in and of itself, shall not give rise to a right of termination of this Agreement unless and to the extent expressly provided in Section 7.1 and, notwithstanding the fact that the Offer Termination may have occurred, the rights and obligations of the parties hereto under this Agreement other than with respect to the Offer shall continue in full force and effect, including those obligations with respect to the Merger.

(d) Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary documents and instruments pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that may be required by the Exchange Act and other applicable securities Laws and/or as reasonably requested by Parent and/or Merger Sub to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall as promptly as reasonably practicable correct or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by any applicable Law, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable U.S. federal securities laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Merger Sub and their respective directors, officers, employees, consultants, advisors, attorneys, accountants, investment bankers and other advisors and representatives (collectively, “Representatives”), on the one hand, and the SEC (or the staff of the SEC), on the other hand. Parent and Merger Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider all comments reasonably proposed by the Company.

(e) Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 1.2. Company Actions.

(a) Schedule 14D-9. On the date the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC (and promptly thereafter mail) a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to Section 5.6, describe and make the recommendation of the board of directors of the Company (the “Company Board”) that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (the “Company Recommendation”), and shall take all steps necessary to cause the Schedule 14D-9 to be disseminated to the holders of Company Common Stock. The Company shall include in the Schedule 14D-9 the Fairness Opinion. The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents. Unless otherwise specified by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be required by the Exchange Act and other applicable Laws and/or as reasonably requested by the Company to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall as promptly as reasonably practicable correct or supplement any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case, as and to the extent required by the Securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9 and resolve any comments of the SEC (or the staff of the SEC) as promptly as reasonably practicable. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider all comments reasonably proposed by Parent.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of all of its stockholders of record and security position listings of the Shares held in stock depositories, each as of a recent date, and such additional information (including updated lists of stockholders, mailing labels, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares) and other assistance as Merger Sub may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall (i) keep confidential and not disclose the information contained in any such labels, lists, listings and files, in each case, to the extent required by the confidentiality agreement dated as of April 11, 2012 between One Equity Partners IV, L.P. and the Company (as amended, the “Confidentiality Agreement”), (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement shall be terminated, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.3. Top-Up Option.

(a) Top-Up Option Grant. The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, including the Support Agreement Shares, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option may not be exercised (i) prior to Merger Sub accepting for payment the shares of Company Common Stock tendered pursuant to the Offer, (ii) to purchase a number of Top-Up Option Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not reserved for issuance or otherwise committed to be issued at the time of exercise of the Top-Up Option or (iii) if there shall be in effect at the time of exercise of the Top-Up Option any Law that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares.

(b) Exercise of Top-Up Option. The Top-Up Option shall only be exercisable once in whole but not in part and only upon the terms and conditions set forth in this Section 1.3(b). The parties hereto shall cooperate to ensure that the issuance and delivery of the Top-Up Option Shares complies with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933 (as amended, including the rules and regulations promulgated thereunder, the “Securities Act”). If the Offer Conditions have been satisfied or waived and there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and Merger Sub, would represent at least ninety percent (90%) of the shares of Company Common Stock outstanding on the Offer Closing Date, Merger Sub shall be deemed to have exercised the Top-Up Option on the Offer Closing Date and on such date shall give the Company written notice (the “Top-Up Exercise Notice”) specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its subsidiaries at the time of such notice (after giving effect to the Offer Closing). Such notice will also include an undertaking signed by Merger Sub and Parent that, immediately following the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), Merger Sub will, and Parent will cause Merger Sub to, consummate the

Merger in accordance with Section 1.4, Section 1.5, Section 1.6 and the last sentence of Section 5.3. The Company shall, as soon as practicable following receipt of the Top-Up Exercise Notice on the Offer Closing Date, deliver on the Offer Closing Date (and in any event no later than the Offer Closing) written notice (the “Top-Up Notice”) to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Option Shares to be issued to Merger Sub. If the number of Top-Up Option Shares specified in the Top-Up Notice is different than the number of Top-Up Option Shares specified in the Top-Up Exercise Notice, the Company and Merger Sub shall, as promptly as practicable and in any event on the Offer Closing Date, reasonably agree on the appropriate number of Top-Up Option Shares. At the Top-Up Closing, which shall take place simultaneously with the Offer Closing at the location specified in Section 1.5, the purchase price owed by Merger Sub to the Company therefor shall be paid to the Company, at Merger Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (y) paying in cash, by wire transfer of same-day funds, an amount equal to or greater than the aggregate par value of the Top-Up Option Shares and (z) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (y) (the “Promissory Note”). The Promissory Note (i) shall be due on the first (1st) anniversary of the Top-Up Closing, (ii) shall bear simple interest of five percent (5%) per annum, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares.

(c) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. Notwithstanding anything to the contrary set forth in this Agreement, any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.6, except as required by applicable Law.

(e) Assignment of Top-Up Option. Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.3(e) shall be null and void.

Section 1.4. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “MModal Inc.” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

Section 1.5. Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Merger (the “Merger Closing”) will take place (a) on the date of and immediately following the Offer Closing (and Top-Up Closing if the Top-Up Option has been exercised) or (b) if the Offer Termination shall have occurred on or prior to such time, at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions), in either case, at the offices of Simpson Thacher & Bartlett LLP, 1999 Avenue of the Stars, 29th Floor, Los Angeles, California 90067, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Merger Closing Date”); provided, that, in the case of clause (b) only, in no event shall Parent or Merger Sub be obligated to consummate the Merger Closing if the Marketing Period has not ended prior to the time that the Merger Closing would otherwise have occurred pursuant to the foregoing, in which case the Merger Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI to the Merger Closing as of the date determined pursuant to this proviso (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions).

Section 1.6. Effective Time. Simultaneously with the Merger Closing, the Company, Parent and Merger Sub shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”), in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such subsequent date and/or time as is agreed between the parties and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.7. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.8. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7; provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “MModal Inc.”

Section 1.9. Board of Directors. Each of the parties hereto shall take all necessary action to ensure that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.10. Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Cancellation of Company Securities. Each share of Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub (including as a result of an exercise of the Top-Up Option by Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares described in Section 2.1(a) and, except as provided in

Section 2.6, the Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(c) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement and subject to Section 5.1(a)(iii) and Section 5.1(a)(x), if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and the Merger Consideration shall be proportionately adjusted to reflect such change.

Section 2.2. Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1(b). As of or prior to the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(b) (such cash amount excluding any interest or other earnings thereon, collectively, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to make such payments. Parent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock (including Company Restricted Stock) and (ii) applied promptly to making the payments pursuant to Section 2.1(b) and Section 2.3(b). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 and Section 2.3(b), except as expressly provided for in this Agreement.

(b) Letters of Transmittal. As promptly as practicable following the Effective Time (and, in any event, not later than the second (2nd) Business Day thereafter), the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the

Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares pursuant to this Agreement, in each case, substantially similar to the forms filed with the SEC pursuant to Section 1.1(d).

(c) Surrender of Certificates; Payment. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of the holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the registered holder of the Company Common Shares formerly represented by the Certificates or Book-Entry Shares surrendered in exchange therefor, it shall be a condition to such payment that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any transnational, United States (federal, state or local) or foreign government, or any governmental, regulatory, police, executive, taxing, judicial or administrative authority, department, court, tribunal, board, bureau, official, arbitral body, agency, commission or any non-governmental self-regulatory authority (including any stock exchange) (each, a “Governmental Authority”), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock (including Company Restricted Stock) in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty days (30) or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 2.3. Company Equity Awards. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Acceleration Time (as defined below), the Company Board (or a duly constituted committee thereof) shall adopt such resolutions and take all such other actions that do not involve payments by the Company (other than any payments contemplated or required hereunder) as may be required to provide for the following:

(a) Treatment of Options. Each option granted pursuant to a Company Plan or otherwise (each, a “Company Option”) that is outstanding and unexercised immediately prior to the earlier to occur of the time of the Offer Closing and the Effective Time (such earlier time, the “Acceleration Time”) (whether vested or unvested) shall be cancelled immediately prior to the Acceleration Time without any action on the part of any holder of such Company Option, and the holder thereof shall be entitled to receive (on the terms set forth in the following sentence) an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Acceleration Time and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock subject to such Company Option, less any required withholding Taxes and without interest (each payment under this Section 2.3(a), an “Option Cash Payment”). The Surviving Corporation shall pay the holders of Company Options the Option Cash Payments as soon as reasonably practicable after the Effective Time. As of the Acceleration Time, the Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any, as soon as reasonably practicably after the Effective Time.

(b) Treatment of Restricted Stock. As of immediately prior to the Offer Closing, each outstanding share of Company Common Stock granted pursuant to a Company Plan or otherwise and subject to restrictions on transfer and/or forfeiture, including any performance-based conditions (“Company Restricted Stock”), shall become or otherwise be deemed vested and all restrictions thereon shall lapse, in each case, in accordance with the terms of the equity plan and/or award agreement governing such Company Restricted Stock as in effect on the date hereof, and each holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) the shares of Company Common Stock underlying the award of Company Restricted Stock then held (net of any shares of Company Common Stock withheld to satisfy required withholding Taxes) into the Offer. To the extent any shares of Company Restricted Stock are not so tendered or the Offer Termination shall have occurred, upon the Effective Time, each such share of Company Restricted Stock shall be cancelled and converted into the right to receive the Merger Consideration, less any required withholding Taxes, in accordance with the procedures set forth in Section 2.1(b).

(c) Treatment of Time-Vesting Restricted Stock Units. As of immediately prior to the Acceleration Time, each Company restricted stock unit (other than any Company Performance Stock Unit) that is outstanding immediately prior to the Acceleration Time (each, a “Company Restricted Stock Unit”), whether or not then vested, shall fully vest immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled RSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled RSU, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest and less any required withholding Taxes, equal to the product of (i) the Offer Price and (ii) the number of shares of Company Common Stock subject to such Cancelled RSU.

(d) Treatment of Performance-Vesting Restricted Stock Units. As of immediately prior to the Acceleration Time, each Company restricted stock unit that is outstanding immediately prior to the Acceleration Time which vests based on the achievement of performance conditions (each, a “Company Performance Stock Unit” and, collectively with the Company Options, Company Restricted Stock and Company Restricted Stock Units, the “Company Equity Awards”), whether or not then vested, shall fully vest (as if all performance conditions have been achieved at the target level) immediately prior to, and then shall be cancelled at, the Acceleration Time (each, a “Cancelled PSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled PSU, as soon as reasonably practicable after the Effective Time, an amount in cash, without interest and less any required withholding Taxes, equal to the product of (i) the Offer Price and (ii) the number of shares of Company Common Stock subject to such Cancelled PSU.

Section 2.4. ESPP. As soon as practicable following the date of this Agreement, the Company Board shall adopt such resolutions and take such other actions to terminate the Company’s 2010 Employee Stock Purchase Plan effective as of immediately prior to the Acceleration Time.

Section 2.5. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate

Section 2.6. Dissenting Shares. Notwithstanding Section 2.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly demanded appraisal under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent or the Surviving Corporation, and the aggregate Merger Consideration (and Payment Fund) shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any of the shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect thereto, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or agree or commit to do any of the foregoing.

Section 2.7. No Further Ownership Rights. All cash paid upon the surrender of Certificates and/or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and/or Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable merger consideration, as provided for in Section 2.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) filed or furnished prior to the date hereof by the Company with or to the SEC (collectively, including any amendments thereto, to the extent available on the SEC’s EDGAR system prior to the date hereof, the “Filed Company SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood and agreed that this clause (a) shall not apply to any of Section 3.3, Section 3.4, Section 3.9, Section 3.21, Section 3.22, Section 3.23 or Section 3.24, or (b) the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face (other than Section 3.3, Section 3.4, Section 3.9, Section 3.21, Section 3.22, Section 3.23 or Section 3.24, which matters shall only be disclosed by specific disclosure in the respective corresponding section of such disclosure letter)) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing), under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation or legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a list of each subsidiary of the Company. Section 3.1(b) of the Company Disclosure Letter also sets forth the jurisdiction of organization of each subsidiary of the Company and the class, number and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries and any other Person of each subsidiary of the Company. Except for such subsidiaries disclosed in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and its subsidiaries, taken as a whole.

(c) For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, circumstances, effects or occurrences, (1) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (2) would prevent or materially impair or delay the transactions contemplated by this Agreement, other than (in the case of clause (1) above) any change, event, circumstance, effect or occurrence resulting from (i) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate; (iii) changes, after the date of this Agreement, in Laws applicable to the Company, its subsidiaries or any of their respective properties or assets or changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date of this Agreement; (v) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub but excluding the obligation to comply with Section 5.1) other than for purposes of the representation in Section 3.5; (vi) any change in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying cause of such change or failure shall not be excluded pursuant to this exception (vi)); (vii) any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of or related to the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law arising out of or relating to this Agreement or the transactions contemplated by this Agreement; except in the cases of clauses (i), (ii), (iii) and/or (iv) above, to the extent that the Company and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries primarily operate (in which case the incremental, material and disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

Section 3.2. Certificate of Incorporation and Bylaws. The Company has made available to Parent copies of the certificate of incorporation (as amended to date, the “Certificate of Incorporation”) and bylaws (as amended to date, the “Bylaws”) of the Company and the equivalent organizational or governing documents of each “significant subsidiary” (as defined below), as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect on the date of this Agreement. None of the Company or any of its “significant subsidiaries” or, to the knowledge of the Company, any of the other parties thereto, is in violation of any provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 25,000,000 shares of the Company’s preferred stock, par value $0.10 per share (the “Preferred Stock”). At the close of business on June 29, 2012 (the “Measurement Date”), (i) 56,945,937 shares of Company Common Stock (including Company Restricted Stock) were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 71,321 shares of Company Common Stock were held in treasury. As of the Measurement Date, there were (i) 3,385,504 shares of Company Common Stock reserved for issuance and not subject to grants of equity awards under the Company’s 2010 Equity Incentive Plan, the Company’s 2007 Equity Incentive Plan, the MedQuist Inc. 2002 Stock Option Plan and the 1992 Stock Option Plan of MedQuist Inc. (collectively, the “Company Plans”), (ii) outstanding Company Options to purchase 1,776,421 shares of Company Common Stock, (iii) 1,785,295 shares of Company Restricted Stock outstanding, (iv) 305,240 Company Restricted Stock Units outstanding, and (v) 162,580 Company Performance Stock Units outstanding. Except as set forth above, as of the Measurement Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities or to receive any benefits or compensation based on the value of the Company Common Stock were issued, committed to, granted, reserved for issuance or outstanding. From the close of business on the Measurement Date until the date of this Agreement, no shares of capital stock of the Company, no capital stock or other equity interests of any of the Company’s subsidiaries and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of the Company’s subsidiaries, have been issued, other than shares of Company Common Stock issued upon the exercise, vesting or settlement of any Company Equity Award outstanding as of the close of business on the Measurement Date. Each of the Company Plans shall terminate as of the Effective Time.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth, as of the Measurement Date, (i) each outstanding Company Equity Award and (ii) the exercise price of each Company Option. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to this Agreement and the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(c) Except as set forth above and except as expressly permitted under Section 1.3 and Section 5.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries, (ii)

obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract, (iii) to redeem, repurchase or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (iv) to make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than funds to or investments in a wholly-owned subsidiary of the Company in the ordinary course of business).

(d) Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all limitations in voting rights and Liens (other than restrictions imposed by applicable securities Laws). All of the equity interests (including partnership interests and limited liability company interests) of the Company’s subsidiaries are owned by the Company or its direct or indirect wholly-owned subsidiaries. No subsidiary of the Company owns any shares of Company Common Stock.

(e) There are no stockholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party and by which the Company or any of its subsidiaries is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company or any preemptive rights with respect thereto.

Section 3.4. Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Stockholder Approval (if required by applicable Law), to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Offer and the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval (if required by applicable Law) as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The Company Board has (i) approved and declared advisable this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement, (ii) determined, subject to Section 5.6, that the terms of this Agreement and the transactions contemplated hereby, including the Merger, the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (iv) resolved, subject to Section 5.3 and Section 5.6, to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement, and (v) approved the issuance of any Top-Up Option Shares to be issued pursuant to the Top-Up Option.

Section 3.5. No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Offer, the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (i) subject to obtaining the Requisite Stockholder Approval (if required by applicable Law), conflict with or violate (x) the Certificate of Incorporation or Bylaws or (y) the organizational or governing documents of any of the Company’s subsidiaries that are classified as “significant subsidiaries” under Rule 1-02(w) of Regulation S-X promulgated by the SEC (each such subsidiary, a “significant subsidiary”), (ii) assuming the consents, approvals and authorizations specified in Section 3.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its significant subsidiaries or by which any property or asset of the Company or any of its significant subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, claim, mortgage, encumbrance, pledge, security interest or charge of any kind (collectively, “Liens”), other than any Permitted Lien, upon any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Permitted Lien” shall mean (A) any Lien for Taxes not yet due, or for Taxes being contested in good faith and for which adequate accruals or reserves have been established, (B) Liens securing indebtedness or liabilities that are reflected in the Filed Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (C) such Liens or other imperfections of title, if any, that would not have, individually or in the aggregate, a Company Material Adverse Effect, including (1) easements or claims of easements whether or not shown by the public records, immaterial boundary line disputes, overlaps, encroachments and any similar immaterial matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (2) rights of parties in possession and (3) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (D) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (E) Liens disclosed on existing title reports or existing surveys (F) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (G) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business and (H) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Offer, the Merger or any other transaction contemplated by this Agreement or the Company’s compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of (A) the Exchange Act or the Securities Act, (B) state securities or “blue sky” laws (collectively, “Blue Sky Laws”), (C) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, including the rules and regulations thereunder, the “HSR Act”) and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (collectively with the HSR Act, “Antitrust Laws”), (D) the DGCL and (E) the rules of the Nasdaq Stock Market (“NASDAQ”) and (ii) where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6. Permits and Licenses. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7. Compliance with Laws. The Company and its subsidiaries are and, in the twelve (12) months preceding the date hereof, have been in compliance with, and have not received written notice of any default or violation of, any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, in each case, except for instances of non-compliance, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.7 shall not apply to any of the subject matters addressed in Section 3.8, Section 3.10 or Section 3.14.

Section 3.8. Company SEC Documents; Financial Statements.

(a) Since February 4, 2011, the Company has filed with or otherwise transmitted to the SEC all material forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, prior to the date hereof, as of the date of the last such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, documents, statements, certifications or reports with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC by the Company. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and the listing application and other rules and regulations of NASDAQ. Since February 4, 2011, neither the Company nor any of its subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.9. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the information statement required in connection with the Offer under Rule 14f-1 promulgated under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”) will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10. Disclosure Controls and Procedures; Internal Controls.

(a) The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(b) Since February 4, 2011, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.11. Absence of Certain Changes or Events. Since December 31, 2011 (a) through the date of this Agreement, except for actions taken in connection with the negotiation of and preparation to enter into this Agreement, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any change, event, circumstance, effect or occurrence that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, except (a) as reflected or reserved against in the Company’s financial statements as of December 31, 2011 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2011, (b) as reflected or reserved against in the Company’s financial statements as of March 31, 2012 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2012, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (d) for liabilities arising under the terms of any Company Material Contract or Company Permit in each case in effect as of the date hereof and binding upon the Company or any of its subsidiaries (in each case, other than with respect to any breach or default thereunder) and (e) for liabilities and obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13. Absence of Litigation. There is no claim, action, proceeding or investigation (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no decrees, orders, judgments, injunctions, temporary restraining orders or other orders in any suit or proceeding (each, an “Order”), by or before any arbitrator or Governmental Authority, in each case, as would, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 3.13 of the Company Disclosure Letter, to the knowledge of the Company, no current or former officer or director of the Company or any of its subsidiaries is a defendant in any claim, action, proceeding, inquiry, hearing, arbitration or investigation in connection with his or her status as an officer or director of the Company or any of its subsidiaries.

Section 3.14. Employee Benefit Plans.

(a) Each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits or other material benefits, in each case, maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, individual independent contractor or director (collectively, “Company Benefit Plans”), (i) is set forth in Section 3.14(a) of the Company Disclosure Letter, and (ii) has been operated and administered in compliance in all material respects with its terms and applicable Law, including, but not limited to, ERISA and the Internal Revenue Code of 1986 (as amended, the “Code”), except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending, or the knowledge of the Company threatened, investigations by any Governmental Authority, termination proceedings or other claims (except routine individual claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV of ERISA, Section 302, Section 409 or Section 502 of ERISA or Section 4975 of the Code has been incurred by the Company or any corporation or other trade or business that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of any such liability being asserted, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status. The Company has made available or delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of all Company Benefit Plans (other than Foreign Plans) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent IRS determination or opinion letter, (iii) the summary plan description, plan prospectus and other material written communications made by the Company or any of its subsidiaries concerning the benefits provided under any Company Benefit Plan not otherwise memorialized in any of the foregoing; and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) No Company Benefit Plan provides welfare benefits or coverage beyond termination of employment, except to the extent required under Part 6 of Subtitle B of Title I of ERISA or any similar state law.

(e) The consummation of the transactions contemplated by this Agreement, or of any of them, will not, alone or when considered in conjunction with any other event, result in the payment of any “excess parachute payment” as that term is defined in Section 280G of the Code. Neither the Company nor any of its subsidiaries is a party to or is bound by any agreement, plan, program or arrangement which would require the Company or any subsidiary to pay, reimburse or indemnify any employee, director or individual independent contractor of the Company or any of its subsidiaries for any excise tax imposed under Section 4999 of the Code incurred with respect to, or resulting from, any of the transactions contemplated by this Agreement.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Benefit Plan is subject to tax under Section 409A of the Code.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) all contributions to, and payments from, (other than payments to be made from a trust, insurance contract or other funding medium) Company Benefit Plans maintained outside the jurisdiction of the United States (but excluding any plan, program or arrangement that is mandated by applicable Law or maintained by a governmental entity) (such plans, the “Foreign Plans”) which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made; (ii) all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the financial statements of the employer maintaining such plan; (iii) all material reports, returns and similar documents with respect to any Foreign Plan required to be filed with any government agency or distributed to any Foreign Plan participant have been duly and timely filed or distributed; and (iv) each of the Foreign Plans has obtained from the Governmental Authority having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government.

Section 3.15. Labor Matters. As of the date of this Agreement, there is no work slowdown, strike, picket, or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to employees of the Company or any of its subsidiaries. The Company is not a party to any collective bargaining agreement or similar agreement or arrangement with any labor union, and no labor representation petition has been filed or proceedings instituted or threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries. No unfair labor practice charge or complaint is pending or, the Company’s knowledge, threatened, against the Company or any of its subsidiaries before the National Labor Relations Board. To the Company’s knowledge, as of the date of this Agreement, there is not any activity or proceeding by any labor union (or representative thereof) or employee group to organize employees of the Company or any of its subsidiaries, and no union or other labor organization represents any employees of the Company or any of its subsidiaries. During the twelve (12) months preceding the date hereof, the Company has complied with all Laws relating to the employment of labor, including without limitation any Laws relating to discrimination and other equal employment opportunities, wages, hours, the classification of employees as exempt or non-exempt for overtime purposes, or the classification of individuals as independent contractors or consultants, except where non-compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of applications and/or registrations of (i) Patents, (ii) Trademarks, (iii) Copyrights and (iv) domain names, in each case, owned or co-owned by Company or any of its subsidiaries, specifying as to each such item, as applicable, the owner or record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use all worldwide Intellectual Property that are material to the business of the Company and its subsidiaries as currently conducted and (ii) neither the Company nor any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any Intellectual Property owned (in whole or part) by the Company or any of its subsidiaries (“Company IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its subsidiaries is the sole and exclusive owner of all Intellectual Property registrations and applications filed or registered in their names and such items are, to the Company’s knowledge, unexpired, subsisting, valid and enforceable.

(c) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property of any other person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of its subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed or misappropriated any Company IP during the twelve (12) months preceding the date hereof, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its subsidiaries have a policy to secure and have secured, the assignment of any material Company IP pursuant to a written agreement, from all employees, consultants, contractors, inventors, authors or other persons who contribute or have contributed to the creation or development of any material Company IP that does not automatically vest with the Company or its subsidiaries by operation of law, except for any absence of assignment of material Company IP that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and its subsidiaries have taken commercially reasonable steps to preserve the confidentiality of confidential and non-public information, including personally identifiable information of any natural persons, individually identifiable health information defined as “protected health information” under 45 C.F.R 160.103, and any other data obtained from customers which the Company or its Subsidiaries are obligated to maintain in confidence (collectively, “Confidential Data”) that is owned or held by the Company or any of its subsidiaries, and any disclosure by Company or its subsidiaries of such information to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, except where the failure to take any of the aforementioned actions would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have in place and enforces appropriate written internal information security policies, which are published to employees, and which include guidelines for the use, processing, confidentiality, privacy and security of Confidential Data of Company and its subsidiaries consistent with applicable Laws, including Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d -1329d-8 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (42 U.S.C.3000 et seq.; Pub. Law 111-5, Division A Title XIII and Division B, Title IV) (the “HITECH Act”), and any comparable state Laws, contractual commitments of Company and its subsidiaries, data privacy and security promises and other data policies published to customers, except where the failure to so have in place, enforce or publish or for such inconsistencies as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s and its subsidiaries’ practices with regard to the collection, disclosure and use of Confidential Data are and in the twelve (12) months preceding the date hereof have been, in accordance in all material respects with applicable Laws, including HIPAA and the HITECH Act, contractual commitments of the Company and its subsidiaries and any published privacy policies, and the Company or its subsidiaries has a written agreement with each third party service provider having access to such Confidential Data requiring compliance with such applicable Laws and/or contractual commitments of the Company and its subsidiaries, except where the failure to so be in accordance or have in place such agreement would not have, individually or in the aggregate, a Company Material Adverse Effect. During the twelve (12) months preceding the date hereof, there has been no material security or privacy breach or unauthorized access to or use of any Confidential Data, or any material violation of any security, data protection, privacy policy, or applicable Laws, including HIPAA and the HITECH Act.

(f) No material Company IP is subject to any obligation by a standard-setting organization or similar body to grant a license to any other Person or was developed, in whole or in part, pursuant to or under any contract with any Governmental Authority.

Section 3.17. Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its subsidiaries have duly and timely filed (taking into account any extensions) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate, (b) the Company and each of its subsidiaries have timely paid all Taxes due and payable by any of them (whether or not shown on any such Tax Return), except Taxes being contested in good faith and for which adequate reserves have been established, (c) there are no audits, examinations, investigations or other proceedings in respect of income or other material Taxes of the Company or any of its subsidiaries that are in progress, nor has the Company or any of its subsidiaries received written notice from any taxing authority of the commencement of any such audit, examination, investigation or other proceeding, (d) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Taxing authority in writing against the Company or any of its subsidiaries, (e) neither the Company nor any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (f) there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its subsidiaries, (g) all material Taxes that the Company and its subsidiaries have been required to collect or withhold have been duly collected or withheld and to the extent required, have been duly paid to the proper Taxing authority, (h) neither the Company nor any of its subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4, (i) no written claim has been made by any taxing authority in a jurisdiction where the Company or any of its subsidiaries, as the case may be, does not file Tax Returns that the Company or any of such subsidiaries is or may be subject to Tax by that jurisdiction, (j) neither the Company nor any of its subsidiaries has been a member of any affiliated group as defined in Section 1504 of the Code (other than a group the common parent of which was the Company) filing a consolidated federal income Tax Return, and neither the Company nor any of its subsidiaries has any liability for Taxes of any other person (other than the Company or any of its subsidiaries), as a transferee or successor, and (k) neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(b) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all taxes, fees, levies, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to such amounts) imposed by any taxing authority.

(ii) “Tax Returns” shall mean returns, reports, information statements, claims for refund, declarations of estimated Taxes and similar filings, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other taxing authority.

Section 3.18. Material Contracts. Except as disclosed in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated under the Securities Act), (ii) any contract that materially restricts the Company or any of its subsidiaries from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its subsidiaries following a change in control of the Company, (iii) any partnership, joint venture or other similar agreement or arrangement to which the Company or any of its subsidiaries is a party and that is material to the business of the Company or any of its subsidiaries, (iv) any customer contract that contains exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any of its subsidiaries, (v) any contract granting any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries to a person other than the Company or any of its subsidiaries, (vi) any contract (other than those related to ordinary course of business employment or incentive arrangements that are listed on Section 3.14(a) of the Company Disclosure Letter) that involves any director, executive officer or 5% or greater shareholder of the Company or any of its subsidiaries (or, to the knowledge of the Company, any of his or her or its affiliates or associates) that cannot be cancelled by the Company (or the applicable subsidiary of the Company) within thirty (30) days without liability, penalty or premium, or (vii) any outbound license agreement (other than non-exclusive license agreements entered into with customers in the ordinary course of business consistent with past practice) or material inbound license agreements (each such contract, a “Company Material Contract”). Each Company Material Contract to which the Company or any of its subsidiaries is a party or by which they are bound is (a) a valid and binding obligation of the Company or one of its subsidiaries, as applicable, and, to the knowledge of the Company, is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), and (b) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and is in full force and effect and enforceable against such other parties in accordance with its terms, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract. Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract where such material breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19. Real Property. Section 3.19 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the real property owned by the Company or one of its subsidiaries (the “Owned Real Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or one of its subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens), (b) the Company or one of its subsidiaries has a good and valid leasehold interest in each material lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property, free and clear of all Liens (other than Permitted Liens), and (c) the Company or one of its subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 3.20. Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its subsidiaries is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. During the twelve (12) months preceding the date hereof, neither the Company nor any of its subsidiaries has received any written notice of termination or cancellation (other than non-renewal notices in the ordinary course of business consistent with past practice) or, as of the date hereof, denial of coverage with respect to any material insurance policy currently maintained by the Company or any of its subsidiaries of any material claim made pursuant to any such insurance policy.

Section 3.21. Opinion of Financial Advisor. The Company Board has received the written opinion of Macquarie Capital (USA) Inc. (the “Fairness Opinion”), on or prior to the date of this Agreement, to the effect that, as of the date of such Fairness Opinion, the Offer Price and the Merger Consideration payable to each holder of outstanding Company Common Stock in the Offer and the Merger, respectively, is fair to the holders of Company Common Stock from a financial point of view. Promptly after the date hereof, the Company will deliver a copy of such opinion to Parent solely for informational purposes. It is understood and agreed that the Fairness Opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 3.22. Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.15, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL (collectively, “Takeover Statutes”) inapplicable to the Support Agreements, this Agreement, the Offer, the Merger and any other transaction contemplated by this Agreement and/or the Support Agreements.

Section 3.23. Vote Required. If required by applicable Law and assuming the accuracy of the representations and warranties in Section 4.15, the affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement or approve the transactions contemplated hereby.

Section 3.24. Brokers. No broker, finder or investment banker (other than Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has delivered or caused to be delivered to Parent complete copies of any and all engagement or fee letters between the Company and Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC with respect to the transactions contemplated by this Agreement.

Section 3.25. Foreign Corrupt Practices Act Compliance. Since February 4, 2011, neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, or agent of the Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment under any applicable Law. Since January 1, 2011, neither the Company nor any of its subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters.

Section 3.26. Key Customers. Section 3.26 of the Company Disclosure Letter sets forth a list of the twenty five (25) largest customers of the Company and its subsidiaries based on total revenue generated from such customers in the Company’s 2011 fiscal year. As of the date of this Agreement, none of such customers has cancelled, or otherwise modified in any material adverse manner since December 31, 2011, or has delivered written notice of its intent to cancel or materially reduce its business with the Company and its subsidiaries.

Section 3.27. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered pursuant to Section 6.2(c) or Annex I, Parent and Merger Sub agree that neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the electronic data room run by Merrill Corporation and maintained by the Company for purposes of the Offer, the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant to Section 6.2(c) or Annex I.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face) delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, event, effect or circumstance that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement on a timely basis.

Section 4.2. Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3. Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement and to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer, the Merger and the Financing. The execution and delivery by Parent and Merger Sub of this Agreement and each Parent Document and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Offer, the Merger and the Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (subject to compliance by Parent with the fourth WHEREAS paragraph in the recitals to this Agreement), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Parent Documents or to consummate the transactions contemplated hereby or thereby, including the Offer, the Merger and the Financing (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement and each of the Parent Documents have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.4. No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement or the Parent Documents by Parent and/or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Offer, the Merger and the Financing, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of Parent or Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any property or asset of Parent or

Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution and delivery by Parent and Merger Sub of this Agreement or the Parent Documents, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing, or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Parent Documents will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filing and recordation of appropriate merger documents as required by the DGCL and the rules of NASDAQ, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Absence of Litigation. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub, Guarantor or any of their respective properties or assets, at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6. Absence of Certain Agreements. Except for the Support Agreements, none of Parent, Merger Sub or Guarantor or any of their respective subsidiaries has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration; (b) any stockholder of the Company (i) agrees to tender its shares of Company Common Stock in the Offer or to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal; or (c) as of the date hereof, any Third Party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Offer or the Merger.

Section 4.7. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, or sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.8. Financing.

(a) Parent has delivered to the Company copies of (i) the executed commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and RBC Capital Markets, including any related fee letter in redacted form, dated as of the date hereof (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from Guarantor pursuant to which, and subject to the terms and conditions thereof, the investor parties thereto have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereto with respect to the provisions specified therein.

(b) All of the Financing Commitments are, as of the date hereof, in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and (in the case of the Debt Commitment Letter only, to the knowledge of Parent) the other parties thereto. Except for a fee letter and engagement letter (complete copies of which have been provided to the Company with only the fee amounts and certain other terms (none of which would adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing) redacted), as of the date hereof there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term of the Financing Commitments, and (ii) there has been no failure of any condition on the part of Parent or Merger Sub, of the Financing Commitments or other action on the part of Parent or Merger Sub that would or would reasonably be expected to result in any portion of the Financing contemplated thereby to be unavailable. As of the date hereof, neither Parent nor Merger Sub has reason to believe that Parent would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the aggregate proceeds of the Financing, if funded in accordance with the Financing Commitments, and, subject to Section 4.14, together with the cash and cash equivalents available to the Company, will be sufficient to fund all of the amounts required to be provided by Parent for the consummation of the transactions contemplated hereby (including the Offer and the Merger), and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement in connection with the consummation of the transactions contemplated by this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts to be paid pursuant to Section 2.3 and all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing (including any flex provisions), other than as expressly set forth in or contemplated by the Financing Commitments.

(c) Neither Parent nor Merger Sub is a party to any agreement or understanding which directly or indirectly limits or restricts the ability of any person to provide debt financing for other potential purchasers of the Company.

Section 4.9. Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the Guarantee. The Guarantee is in full force and effect and is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles) and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

Section 4.10. Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to each of Parent and Merger Sub’s formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 4.11. Interest in Competitors. None of Parent, Merger Sub or Guarantor own, and none of any of their respective affiliates (insofar as such affiliate-owned interests would be attributed to Parent, Merger Sub or Guarantor under the HSR Act) own in excess of 5% of the outstanding equity interests in any entity or person engaged in any business involving the provision of clinical documentation solutions, speech recognition solutions and/or dictation and transcription services for the healthcare industry.

Section 4.12. Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or Guarantor.

Section 4.14. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. Each of Parent and Merger Sub is Solvent as of the date of this Agreement and, assuming (i) that the Company is Solvent immediately prior to the Effective Time (and for the avoidance of doubt, before giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable) and (iii) the accuracy as of the Effective Time of the representations and warranties of the Company in Article III in all material respects (but without giving effect to any knowledge, materiality or Company Material Adverse Effect qualification or exception contained therein), each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing and the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts to be paid pursuant to Section 2.3 and all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 4.14, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) will exceed their debts, (b) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis with its subsidiaries) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business and (c) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis with its subsidiaries) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.14, “debt” means any liability on a claim, and “claim” means any (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.15. DGCL Section 203. Neither Parent nor Merger Sub (assuming the accuracy of the representation contained in Section 3.22 as such representation relates to Parent’s and Merger Sub’s entry into the Support Agreements) is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.16. No Ownership of Company Securities. None of Parent, Merger Sub, Guarantor or any of their respective subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, as of the date hereof or at any time prior to the Offer Closing.

Section 4.17. WARN Act. As of the date of this Agreement, Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Merger Closing that would require the service of notice under the Worker Adjustment and Retraining Notification Act or similar local laws.

Section 4.18. Agreements with Management. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements, arrangements, obligations or understandings between any of Guarantor, Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.19. Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof and to the knowledge of Parent, they and their Representatives, to their satisfaction, (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any certificate delivered pursuant to Section 6.2(c) or Annex I, (x) neither the Company nor any of its subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement and in any certificate delivered pursuant to Section 6.2(c) or Annex I, (y) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III or in any certificate delivered pursuant to Section 6.2(c) or Annex I. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing, each of Parent and Merger Sub has relied on the results of its own independent investigation.

Section 4.20. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered pursuant to Section 6.3(c), the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither Parent nor Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant to Section 6.3(c).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated pursuant to this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects, (y) it shall use its reasonable best efforts to keep available the services of the current executive officers and key employees of the Company and each of its subsidiaries and to preserve the current relationships of the Company and each of its subsidiaries with each of the distributors, franchisees, customers, suppliers and other persons with whom the Company or any of its subsidiaries has material business relations and (z) the Company shall not and shall not permit any of its subsidiaries to:

(i) amend, restate, waive or otherwise change, in any material respect, the Certificate of Incorporation or the Bylaws (or the equivalent organizational or governing documents of any of the Company’s subsidiaries);

(ii) except for transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, transfer, dispose, encumber or grant any shares of, or economic interest of a nature accruing to holders of, its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided, however, that (A) the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of any Company Equity Award issued and outstanding as of the Measurement Date or as may be granted after the date hereof in accordance with Section 5.1(a)(ii)(B) pursuant to the terms thereof and (B) the Company may issue shares of its capital stock, or options, warrants, convertible securities or other rights to acquire shares of its capital stock (including Company Equity Awards) required pursuant to each employment agreement or offer letter as in effect as of the date hereof and set forth on Section 5.1(a)(ii) of the Company Disclosure Letter;

(iii) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock or set any record date thereof, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company;

(iv) except as required pursuant to the terms of Company Benefit Plans as in effect as of the date hereof or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of the Company or any of its subsidiaries, except for increases in cash compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (B) grant any incentive compensation opportunity or pay any incentive compensation or pay or agree to pay any pension, retirement, allowance, severance, change of control or termination pay to, or enter into any severance, change of control or similar agreement with, any current or former employees, directors, or officers of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice to employees (other than officers and directors), (C) enter into any employment, consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), except for (I) signing and/or retention bonuses payable to non-officer employees in an amount that may range between $10,000 and $25,000 per individual, not to exceed $150,000 in the aggregate and (II) employment agreements terminable on less than thirty (30) days’ notice without penalty, (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any Company Benefit Plans (other than any such adoption or amendment that does not increase the cost to the Company of maintaining such Company Benefit Plan) or (F) accelerate the vesting or payment of or take any action to fund, any compensation or benefit (including any Company Equity Awards); provided, however, that the Company and its subsidiaries may enter into or amend employment and consulting arrangements with, employees and individual independent consultants (other than officers and directors) in connection with promotions, new hires or engagements in the ordinary course of business consistent with past practice;

(v) take any action to cause to be exercisable any otherwise unexercisable Company Option under any Company Plan (except as provided by this Agreement in connection with the consummation of the transactions contemplated by this Agreement pursuant to Company Benefit Plans as in effect as of the date hereof);

(vi) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries which would not result in a material increase in the Tax Liability of the Company or any of its subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to purchases of inventory and other assets in the ordinary course of business and consistent with past practice;

(vii) except for borrowings under the Company’s existing credit facilities (which credit facilities have been disclosed to Parent), incur or modify the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of the Company or acquisitions permitted by clause (e) above), in each case, other than (a) pursuant to letters of credit in the ordinary course of business consistent with past practice, or (b) any commodity, currency, sale or hedging agreements, in each case, in the ordinary course of business consistent with past practice and which (I) can be terminated on ninety (90) days or less notice without penalty or (II) expire no later than ninety (90) days from the date of such agreement;

(viii) (a) enter into or become bound by any agreement that, if entered into prior to the date hereof, would be a Company Material Contract, other than in the ordinary course of business consistent with past practice which agreement has a term no longer than one (1) year and can be terminated by the Company without material penalty upon notice of ninety (90) days or less, and would not have, individually or in the aggregate, a Company Material Adverse Effect, (b) modify or amend, or grant any release or relinquish any material rights under, any Company Material Contract or (c) terminate any Company Material Contract, other than business terminations in the ordinary course of business that do not result in material penalty to the Company;

(ix) make any material change to its methods of accounting in effect at December 31, 2011, except (A) as required by a change in GAAP (or any interpretation thereof), Regulation S-X promulgated by the SEC or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (B) to permit the audit of the Company’s financial statements in compliance with GAAP or (C) as required by a change in applicable Law;

(x) reclassify, combine, split or subdivide any of its capital stock;

(xi) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option, (B) the withholding or disposition of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Plans, (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with terminated employees of Company Equity Awards in connection with the forfeiture of such awards pursuant to the terms of the Company Plans and in any event at a price per share not in excess of the fair market value of such award or the Offer Price and (D) the acquisition by the trustee of the 401(k) Plan maintained by the Company of shares of Company Common Stock in order to satisfy participant elections under the 401(k) Plan maintained by the Company;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries);

(xiii) (A) assign, sell, transfer, license or sublicense, mortgage, abandon or encumber any (I) material Company IP, except for non-exclusive licenses or non-exclusive sublicenses of such Company IP in the ordinary course of business consistent with past practice or (II) any other material properties or assets, other than sales of inventory, assignments of leases or sub-leases, in each case, in the ordinary course of business consistent with past practice or equipment that is no longer used or useful in the operations of the Company or its subsidiaries, or (B) fail to pay any fee, take any action, protect any trade secret, or make any filing reasonably necessary to maintain its ownership of the material Company IP;

(xiv) enter into any new line of business outside of the Company’s and its subsidiaries’ existing business;

(xv) settle any claim or Proceeding, in each case made or pending against the Company or any of its subsidiaries, other than the settlement of claims or Proceedings in the ordinary course of business consistent with past practice that require payments by the Company or any of its subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate,

$1,000,000; provided, that the settlement of any Proceeding related to this Agreement or the transactions contemplated hereby shall not require consent hereunder except as set forth on Section 5.1(a)(xv) of the Company Disclosure Letter or apply toward the aggregate basket set forth in this Section 5.1(a)(xv);

(xvi) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan as set forth on Section 5.1(a)(xvi) of the Company Disclosure Letter, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $3,000,000;

(xvii) (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) settle or compromise any material Tax liability, audit claim or assessment, (iii) surrender any right to claim for a material Tax refund, (iv) change in any material respect (or file a request to make any such change) any accounting method in respect of Taxes, (v) file any material amendment to a Tax Return, (vi) enter into any closing agreement, settle or compromise any material claim or material assessment in respect of Taxes, or (vii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of Taxes, except, in each case, as required by applicable Law;

(xviii) implement any employee layoffs that implicate the WARN Act; or

(xix) agree or commit to take any of the actions described in Section 5.1(a)(i) through Section 5.1(a)(xviii).

(b) Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 6.1 or Section 6.2. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.1 or Section 6.3; provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder.

Section 5.2. Proxy Statement.

(a) Preparation and Filing of Proxy Statement. The Company shall, as soon as reasonably practicable (and, in any event, within five (5) Business Days) following the Expiration Date (or such earlier date as either the Company or Parent, by written notice to the Company, may determine), prepare and file with the SEC the Proxy Statement; provided, however, that in no event shall the Company be required to prepare or file the Proxy Statement prior to the Initial Expiration Date or at any time that the Minimum Tender Condition has been satisfied. Except as expressly contemplated by Section 5.6, the Proxy Statement shall include the Company Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and NASDAQ and, in each case, the rules and regulations promulgated thereunder. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to written information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

(b) Mailing of Proxy Statement; Amendments. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting as promptly as reasonably practicable (and in any event within five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. Notwithstanding anything in this Agreement to the contrary, the Company will not file the definitive Proxy Statement with the SEC, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval or solicit any proxies in favor of the adoption of this Agreement until after the Offer Termination. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other party. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Cooperation. Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider such comments reasonably proposed by Parent.

Section 5.3. Stockholders’ Meeting. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, subject to Section 5.2(b), the Company shall, as promptly as reasonably practicable (and in any event within five (5) Business Days)

after the later of (i) the Offer Termination Date and (ii) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Certificate of Incorporation and the Bylaws to establish a record date, duly call, give notice of, convene and hold a Stockholders’ Meeting for the purpose of obtaining the Requisite Stockholder Approval; provided, however, that, except as may be required by applicable Law or an Order of any Governmental Authority, in no event shall such meeting be set for a date later than 30 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders. Notwithstanding anything to the contrary set forth in this Agreement, any adjournments or postponements of such meeting shall require the prior written consent of Parent, except that (i) the Company may adjourn the Stockholder Meeting in the case and then only to the extent that such adjournment is required to allow additional time for the filing and mailing of any supplemental or amended disclosure which the SEC (or the staff of the SEC) has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, and (ii) the Company, after consultation with Parent, may (or upon the written request of Parent, shall) adjourn or postpone the Stockholders’ Meeting if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are either (A) insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting or (B) insufficient affirmative votes to adopt this Agreement; provided, that the record date shall not be changed without Parent consent (not to be unreasonably withheld, conditioned or delayed). Unless the Company Board shall have effected an Adverse Recommendation Change as permitted in accordance with Section 5.6, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of NASDAQ. For the avoidance of doubt, unless this Agreement is validly terminated in accordance with Section 7.1, an Adverse Recommendation Change (or a proposed or announced intention to do so) shall not relieve the Company of its obligation hereunder to give notice of, convene and hold the Stockholders’ Meeting. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the scheduled date of the Stockholders’ Meeting as to the aggregate tally of affirmative proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, except as required by applicable Law, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting. Notwithstanding the foregoing and Section 5.2, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and its affiliates shall own at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or its affiliates, to cause the Merger to become effective as soon as reasonably practicable after the Offer Closing without the Proxy Statement and the Stockholders’ Meeting in accordance with the terms and conditions of this Agreement and Section 253 of the DGCL.

Section 5.4. Appropriate Action; Consents; Filings.

(a) Subject to the other terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including (i) causing, in the case of the Company, the conditions set forth in Annex I, Section 6.1 and Section 6.2 to be satisfied and, in the case of Parent, the conditions set forth in Section 6.1 and Section 6.3 to be satisfied, (ii) obtaining all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, and making all necessary registrations and filings (including filings with Governmental Authorities, if any) and taking all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Offer and the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (A) as promptly as practicable (and, in any event, within ten (10) Business Days) following the date hereof, make and not withdraw its respective filings under the HSR Act, and thereafter (I) make any other required submission under the HSR Act with respect to the transactions contemplated hereby, including the Offer and the Merger and (II) take all other actions necessary, proper or advisable to cause the expiration or termination or the applicable waiting periods under the HSR Act as soon as possible and (B) make any filings, notifications or reports required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction with respect to the transactions contemplated hereby as promptly as practicable. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(b) In furtherance and not in limitation of the provisions of Section 5.4(a), Parent and Merger Sub shall, and shall cause their affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement, including the Offer and the Merger, as promptly as practicable (and, in any event, no later than five (5) Business Days prior to the Termination Date), including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (provided, that the Company shall not be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Offer, the Merger and the other transactions contemplated hereby), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other Antitrust Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Offer, the Merger or the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Offer, the Merger or any other transaction contemplated by this Agreement. In the event that any Governmental Authority requires the divestiture or the holding separate by Parent, Merger Sub or any of their affiliates of any assets or businesses, no adjustment shall be made to the Merger Consideration and Parent, Merger Sub and their affiliates shall be required to divest such assets and businesses, or hold them separate, as the case may be, following the Merger Closing.

(c) Each of Parent, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent and Merger Sub shall use their respective reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 5.4(a) and Section 5.4(b) that are necessary, proper or advisable to consummate the Merger; provided, however, that Parent and Merger Sub shall promptly reimburse the Company for any reasonable expenses and costs incurred in connection with the Company’s obligations under this Section 5.4(c). Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement, in each case, other than as prohibited by applicable Law and except for so-called 4(c) documents and other documents customarily withheld. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 5.4(c) shall not, in and of itself, be considered a condition to the obligations of the Parent and Merger Sub to consummate the Offer or the Merger.

(d) Notwithstanding the provisions of this Section 5.4 or any other provision of this Agreement, the obligation of Parent and Merger Sub to obtain the Financing shall be solely as set forth in Section 5.12.

Section 5.5. Access to Information; Confidentiality. From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, (y) upon reasonably prior written notice and (z) to the extent permitted by applicable Law, the Company will provide to Parent and its Representatives reasonable access during normal business hours to the Company’s and its subsidiaries’ officers, properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any person or group other than Parent, Merger Sub and their affiliates (each such person or group, a “Third Party”) entered into prior to the date hereof in a material way, (ii) constitute a waiver of or otherwise jeopardize the attorney-client or other privilege held by the Company so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s privilege with respect thereto, or (iii) otherwise violate any applicable Laws. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its subsidiaries of their normal duties. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 5.6. Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.6, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, (i) the Company shall, and shall cause its subsidiaries and their respective Representatives to (A) cease and cause to be terminated any existing discussion or negotiation with any Third Parties with respect to a Competing Proposal, and (B) request any such Third Party to promptly return or destroy all confidential information concerning the Company and its subsidiaries; and (ii) the Company shall not, and shall not permit any of its subsidiaries or their respective Representatives to directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes or otherwise) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (B) engage, continue or participate in any discussions (except to notify such Third Party of the existence of this Section 5.6) or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the books or records of the Company or its subsidiaries to, any Third Party that would reasonably be expected to lead to a Competing Proposal or any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, (C) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (D) resolve to propose, agree or publically announce an intention to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement until the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, if the Company receives a bona fide unsolicited written Competing Proposal from any Third Party, the Company or the Company Board, directly or indirectly through its Representatives, may, (i) contact such Third Party to clarify the terms and conditions thereof, (ii) furnish non-public information to such Third Party (provided, however, that (A) prior to so furnishing such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (B) any non-public information concerning the Company or its subsidiaries provided to any Third Party given such access shall, to the extent not previously provided to Parent or Merger Sub, be substantially concurrently provided to Parent or Merger Sub (which requirement may be satisfied by posting such information to the Electronic Data Room provided that written notice of such posting (which may be satisfied by email) is provided to or made available to Parent promptly (and in any event within four (4) hours) after such posting) and (C) the Company and the Company Board and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect), and (iii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, if and only if, with respect to each of clause (i), (ii) and (iii) above, (x) such Third Party has submitted a bona fide unsolicited written Competing Proposal which the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, (y) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) the Company has provided prior oral and written notice to Parent and Merger Sub of the determination of the Board.

(c) Except as set forth in Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to include the Company Recommendation in the Schedule 14D-9 or, if applicable, the Proxy Statement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal, or (iv) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal (any of the actions described in clauses (i) through (iv) of this Section 5.6(c) and the proviso set forth in Section 5.6(g), an “Adverse Recommendation Change”) or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, the Company Board shall be permitted to take any of the actions set forth in Section 5.6(c)(i) and Section 5.6(c)(ii) if (i) an event, fact, development, circumstance or occurrence (but specifically excluding any Competing Proposal) that affects the business, assets or operations of the Company or its subsidiaries not known to the Company as of the date hereof becomes known to the Company Board after the date of this Agreement (an “Intervening Event”), (ii) as a result thereof, the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) the Company Board has complied with the requirements set forth in clauses (A) through (C) of Section 5.6(e) as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal related to an Intervening Event.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.6(b), at any time prior to the earlier to occur of the Offer Closing and obtaining the Requisite Stockholder Approval, the Company Board shall only be permitted to (y) effect an Adverse Recommendation Change or (z) cause or permit the Company to enter into an Alternative Acquisition Agreement and terminate this Agreement under Section 7.1(c)(ii) if and only if, in either case, (i) the Company Board has received a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from or in connection with any breach of Section 5.6(a) or Section 5.6(b) and that, in the good faith determination of the Company Board, after consultation with its financial and legal advisors, constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not take the actions in either clause (y) or (z) above unless and until (A) the Company notifies Parent in writing (a “Notice of Superior Proposal”), at least three (3) Business Days in advance of taking such action, that the Company Board intends to take the action in clause (y) or (z) above, as the case may be, which Notice of Superior Proposal shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all related documentation providing for such Superior Proposal; (B) after providing such Notice of Superior Proposal and prior to taking such action in clause (y) or (z) above, as the case may be, the Company shall negotiate in good faith with Parent during such three (3) Business Days period (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement, the Financing Commitments and the Guarantee as would permit the Company Board (consistent with its fiduciary duties under applicable Law) not to take such action in clause (y) or (z) above, as the case may be; and (C) the Company Board shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantee offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal (or material change to the Intervening Event) shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.6(e); provided, however, that references to the three (3) Business Days period above shall be deemed to be references to a two (2) Business Day period with respect to any such amendment to a previous Superior Proposal (or Intervening Event).

(f) From and after the date hereof, the Company shall promptly (and, in any event, within forty-eight (48) hours, notify Parent and Merger Sub of receipt by the Company of any Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the Third Party and, if applicable, copies of any documents relating to such Competing Proposal (provided, that any fee letters may be redacted to the extent required to comply with confidentiality provisions), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Parent and Merger Sub of any material amendments to any such Competing Proposal or request and shall keep Parent reasonably informed on a daily basis of the status and terms thereof. The Company shall not enter into any agreement with any such Third Party which would prevent the Company from complying with the provisions of this Agreement.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law with regard to a Competing Proposal, including taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders); (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), in the case of either clause (i) or (ii), if the Company Board has determined in good faith, after consultation with legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; or (iii) complying with its disclosure obligations under applicable Law to make accurate disclosure to the Company’s stockholders of any factual information regarding the business, financial condition or results of operations of the Company; provided, however, that any disclosures pursuant to clause (i) above other than an express rejection of the applicable tender or exchange offer or an unqualified reaffirmation of the Company Recommendation shall be deemed to be an Adverse Recommendation Change. Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, upon the written request by Parent (A) following any disclosure specified in clauses (i), (ii) or (iii) above or (B) in the event (x) a Competing Proposal has been made publicly known, (y) an Intervening Event has been made publicly known or (z) any other event or circumstance has occurred that could reasonably be expected to prevent or materially delay or impair the ability of the parties to consummate the Offer, the Merger or the other transactions contemplated by this Agreement on a timely basis, the Company Board shall expressly publicly reaffirm the Company Recommendation within ten (10) Business Days following such request, and failure to do so shall be deemed to be an Adverse Recommendation Change.

(h) The approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement and/or the Support Agreements shall be irrevocable and unconditional while this Agreement remains in effect and no Adverse Recommendation Change in and of itself shall change such approval for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated hereby or thereby. To the extent Parent and/or the Company believes that there has been a breach by a Third Party of any standstill provision to which the Company or any of its subsidiaries is a party, the Company shall use reasonable best efforts to enforce such standstill provision to the extent permitted by applicable Law.

(i) Notwithstanding any provision of Section 5.6(b), but subject to applicable Law, and in furtherance of Section 5.6(a), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company. The Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has any rights to the extent permitted by applicable Law.

(j) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person directly or indirectly of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company as determined on a book-value basis; or (v) any combination of the foregoing.

(ii) “Superior Proposal” shall mean a bona fide written Competing Proposal which is not solicited or received in violation of this Section 5.6 (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, after taking into account all the terms of the Competing Proposal (including price, form of consideration, conditionality, likelihood of financing and regulatory clearance and the timing and likelihood of consummation of such proposal on the terms proposed), are more favorable to the Company and its stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement.

(iii) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit the making or amendment of a Competing Proposal or otherwise prohibit compliance by the Company with any of the provisions of this Section 5.6.

Section 5.7. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries or affiliates or in any written agreement set forth on Section 5.7(a) of the Company Disclosure Letter (the “Indemnity Agreements”) shall survive the Merger and shall continue in full force and effect in accordance with its terms. From and after the Effective Time and for a period of at least six (6) years, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, and advance expenses (subject to the person to whom expenses are advanced providing an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification) to, any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee (each, an “Indemnitee”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law and required by (x) the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries or affiliates as in effect on the date of this Agreement and (y) the Indemnity Agreements, and (ii) not amend, repeal or otherwise modify for a period of at least six (6) years any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees. The Company has made available to Parent copies of the Indemnity Agreements.

(b) Without limiting the provisions of Section 5.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to the fact that an Indemnitee is or was an officer, director or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity (including any Proceeding arising out of or pertaining to the Offer, the Merger, this Agreement and any transactions contemplated hereby), in each case, whether asserted or claimed prior to, at or after the Effective Time; and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought under this Section 5.7(b) without the prior written consent of each Indemnitee involved in such Proceeding unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such Proceeding and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents (in such Indemnitee’s sole and absolute discretion) in writing to such settlement, compromise, consent or termination.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any events occurring at or prior to the Effective Time (including any claim related to the transactions contemplated by this Agreement) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance as of the date hereof with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything to the contrary set forth in this Agreement, if an Indemnitee is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time with respect to which such Indemnitee was entitled to indemnification or advancement of expenses or insurance pursuant to this Section 5.7, the provisions of this Section 5.7 shall continue in effect with respect only to such Proceeding until the final disposition of such Proceeding.

(d) The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.7.

(e) The rights of each Indemnitee under this Section 5.7 shall be in addition to any rights such person may have under the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) Notwithstanding anything contained in Section 8.1 or Section 8.8 to the contrary, this Section 5.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 5.7.

Section 5.8. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Offer, the Merger, this Agreement or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger, this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Offer, the Merger, this Agreement or the transactions contemplated hereby and (c) the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any Offer Condition or condition to the obligations of any party to effect the Merger or any of the other transactions contemplated hereby not to be satisfied; provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder. The Company shall give Parent the opportunity to participate in the defense and settlement of any Proceeding against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby.

Section 5.9. Public Announcements. The initial press release regarding the transaction contemplated hereby shall be a joint press release by the Company, Parent and Merger Sub, and thereafter the Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

Section 5.10. Employee Matters.

(a) For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any employees of the Surviving Corporation or any of its subsidiaries (each a “Company Employee” and collectively, the “Company Employees”) after the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Nothing in this Agreement constitutes or shall be construed as constituting an amendment of any Company Benefit Plan.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Company Benefit Plan, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control,” the earlier to occur of the Offer Closing and the Merger Closing shall be deemed to constitute a “change in control” or “change of control.”

(d) Each Company Employee who was participating in the Company’s 2012 Management Incentive Compensation Plan (the “MIP”) as of the date hereof will continue to be eligible to receive a bonus in respect of the 2012 fiscal year determined in accordance with the terms of the MIP as in effect on the date of this Agreement; provided, that Company performance in respect of calculations made under the MIP shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and Parent hereby agrees (a) to cause the individual target and maximum bonus opportunities to remain at current levels in respect of the 2012 fiscal year and (b) to make any adjustments to the 2012 fiscal year performance goals under the MIP that are reasonably necessary to reflect the acquisition of the Company by Parent in a manner that does not make it more difficult for such performance goals to be achieved.

Section 5.11. Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent and Merger Sub shall refrain (and shall each use their reasonable best efforts to cause their respective Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or reasonably be expected to result in a Parent Material Adverse Effect. Parent shall, concurrently with the execution of this Agreement, approve and adopt this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

Section 5.12. Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (taking into account the anticipated timing of the Marketing Period), including using its reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to, and within the control of, Parent and Merger Sub to obtaining the Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Commitment Letter (including any “flex” provisions) and (iv) consummate the Debt Financing and, subject to the continued satisfaction of the conditions in the Equity Commitment Letter and set forth in Section 8.10(b), the Equity Financing, at or prior to the earlier to occur of the Offer Closing and the Merger Closing. Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing and/or substitute other debt or equity financing for all or any portion of the Financing from the same or Alternative Financing sources, in each case, without the Company’s prior written consent to the extent such amendments, modifications or waivers would either reduce the aggregate amount of cash proceeds available from the Financing to fund the amounts required to be paid by Parent or Merger Sub under this Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date hereof), or impose new or additional conditions precedent that would be reasonably likely to (i) prevent or materially delay or impair the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement or (ii) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments. Parent shall not release or consent to the termination of the obligations of the lenders and other persons under the Financing Commitments, except for assignments and replacements of an individual lender in accordance with the terms of the syndication provisions of the Debt Commitment Letter with respect to the Debt Financing, or in accordance with the terms of the Equity Commitment Letter with respect to the Equity Financing. Notwithstanding anything to the contrary set forth herein, Parent and Merger Sub may (without obtaining the Company’s consent) amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions contemplated by this Agreement. Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.12(a), Parent shall provide a copy thereof to the Company and references to “Financing Commitments” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.12(a) and references to “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 5.12(a).

(b) In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Debt Commitment Letter for any reason, (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from alternative sources (the “Alternative Financing”) upon terms (including any flex provisions) no less favorable, in the aggregate, to Parent and Merger Sub than those in the Debt Commitment Letter (and any related fee letter), in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (and, in any event, no later than the Offer Closing Date or the Merger Closing Date, as applicable). In the event any Alternative Financing is obtained in accordance with this Section 5.12(b), references to “Debt Financing,” “Financing,” “Debt Commitment Letter,” “Equity Commitment Letter” and “Financing Commitments” shall include such Alternative Financing, as applicable. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (ii) pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise).

(c) Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Financing Commitment of which Parent becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (y) actual or potential material breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or (z) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing with respect to the obligation to fund the Financing at the Merger Closing, and (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.

(d) Prior to the Merger Closing, the Company shall provide, and shall cause its subsidiaries and its and their Representatives to provide, to Parent and Merger Sub all reasonable cooperation in connection with the Financing, at Parent’s sole expense, and the other transactions contemplated by this Agreement, including the following:

(i) furnishing Parent and Merger Sub and their Financing sources with the Essential Marketing Information and such other financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent;

(ii) making the Company’s senior officers available to (x) participate in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies and (y) otherwise reasonably cooperate in connection with the consummation of the Financing;

(iii) assisting with the preparation of customary materials and other documents, including offering and syndication documents and materials, required in connection with the Debt Financing (including prospectuses, private placement memoranda, projections, rating agency presentations, road show presentations, lender and investor presentations and other marketing documents and materials);

(iv) using commercially reasonable efforts to obtain legal opinions, surveys, landlord waivers and estoppels (to the extent required by the Financing sources), accountant’s comfort letters and consents to the use of accountants’ audit reports relating to the Company and its subsidiaries and title insurance reasonably requested by Parent and customary for financings similar to the Financing;

(v) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors or such other persons, including officers), customary agreements, certificates (including a customary certificate of the chief financial officer of the Company with respect to solvency matters) and legal opinions;

(vi) facilitating the execution and delivery of definitive documents related to the Debt Financing on the terms contemplated in the Debt Commitment Letter;

(vii) using reasonable best efforts to ensure that any efforts to syndicate the Debt Financing benefit materially from the Company’s existing lending and investment banking relationships;

(viii) furnishing Parent and its Financing sources promptly, with all documents and other information required by Governmental Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations;

(ix) facilitating the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing, reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter and otherwise causing the taking of corporate actions by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing;

provided, however, that, notwithstanding the above, (A) nothing in this Section 5.12(d) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its subsidiaries, (B) no obligation of the Company or any of its subsidiaries or Representatives under any certificate, document or instrument shall be effective until the Effective Time and none of the Company, any of its subsidiaries or any of its Representatives shall be required to take any action under any certificate, document or instrument that is not contingent upon the Merger Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (C) none of the Company or any of its subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Effective Time, (D) none of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability under any loan agreement and related documents unless and until the Merger Closing occurs, (E) none of the Company or any of its subsidiaries shall be required to take any action that will (1) conflict with or violate the Company’s organizational documents or any Laws or (2) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its subsidiaries is a party and (F) none of the Company or any of its subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its subsidiaries or contravene any Law or any contract to which the Company or any subsidiaries is a party; provided that, the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not, in the Company’s reasonable determination, waive such privilege. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 5.12(d).

(e) The Company hereby consents to the use of its and its subsidiaries’ Trademarks, service marks and logos in connection with the marketing of the Financing; provided, that such Trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their respective Trademarks, service marks or logos.

(f) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Merger Closing, and reaffirms its obligations under this Section 5.12 irrespective of the Financing Proceeds Condition.

Section 5.13. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform its obligations under this Agreement and the Debt Commitment Letter and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.14. No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.15. Rule 14d-10 Matters. Prior to the expiration of the Offer, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.16. Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as are necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17. Stock Exchange De-listing. Prior to the Merger Closing Date, the Company shall reasonably cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act effective as soon as practicable following the Effective Time.

Section 5.18. Payoff Letter and Prepayment. At or immediately prior to the Effective Time, the Company shall (a) deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under such agreements, together with the return of any collateral in the possession of the administrative agent under the Credit Agreement, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent) and (b) use its reasonable best efforts to provide the notice to Purchasers required in connection with the prepayment at the Merger Closing of all of the Notes (as defined in the Senior Subordinated Note Purchase Agreement) pursuant to Section 2.6(b)(iii) of the Senior Subordinated Note Purchase Agreement; provided that in no event shall this Section 5.18 require the Company or any of its subsidiaries to cause the Credit Agreement or the Senior Subordinated Note Purchase Agreement to be terminated unless the Merger Closing shall occur substantially concurrently and the Company or its subsidiaries have received funds from Parent to pay in full the payoff or prepayment amounts for any such indebtedness.

Section 5.19. Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements, Parent, the board of directors of Parent, the Company and the Company Board shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Support Agreements and otherwise act to eliminate or minimize, to the extent possible, the effects of such Takeover Statute on the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated by this Agreement or the Support Agreements.

Section 5.20. Resignation of Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignation of each member of the Company Board (unless otherwise agreed to by Parent and any such member of such board of directors) which resignation shall be effective as of, and contingent upon the occurrence of, the Effective Time.

Section 5.21. FIRPTA Certificate. On the Offer Closing Date (or the Merger Closing Date if the Offer Termination shall have previously occurred), the Company shall provide to Parent (i) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Offer Closing Date or Merger Date, as applicable, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations section 1.1445-2(c) and 1.897-2(h), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided to by the Company pursuant to this Section 5.21.

Section 5.22. Shareholders’ and Other Agreements. As soon as reasonably practicable after the date hereof, and in any event, prior to the Acceleration Time, the Company shall enter into agreements with those stockholders of the Company that are party to the (i) Stockholders Agreement, dated as of February 11, 2011, by and among MedQuist Holdings Inc., S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC, International Equities (S.A.C. Asia) Limited and the other signatories party thereto, (ii) Stockholders Agreement, dated as of August 18, 2011, by and among MedQuist Holdings Inc. and the other signatories party thereto, and (iii) Registration Rights Agreement, dated as of February 9, 2011, among MedQuist Holdings, Inc., S.A.C. PEI CB Investment, L.P., S.A.C. PEI CB Investment II, LLC and International Equities (S.A.C. Asia) Limited, in each case, providing for (subject to and conditioned upon the occurrence of the Acceleration Time) the termination of such agreements with no continuing obligations or liabilities on the part of the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) if required by applicable Law, the Requisite Stockholder Approval shall have been obtained;

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall have expired or otherwise been terminated;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting or preventing the Merger or the consummation of the Merger; and

(d) unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 6.2. Conditions to the Obligations of Parent and Merger Sub. Solely if the Offer Termination shall have occurred, then the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in, Section 3.4 (Authority Relative to the Agreement), Section 3.11(b) (Absence of Certain Changes

or Events), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes) and Section 3.23 (Vote Required) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, (ii) set forth in Section 3.3 (Capitalization) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in Article III (other than the sections of Article III referred to in clause (i) or (ii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iii) for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, solely for purposes of clause (ii) above, if one or more inaccuracies in Section 3.3 would be reasonably likely to cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Offer, the Merger, exercise the Top-Up Option, refinance the indebtedness of the Company, acquire, directly or indirectly, all of the outstanding equity interests in the Company’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 6.2(a);

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time; and

(c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3. Conditions to the Obligations of the Company. Solely if the Offer Termination shall have occurred, then the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications, shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly provided), as follows:

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before December 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) such party has breached in any material respect its obligations under this Agreement in a manner that shall have been the principal cause of the failure of the Merger to be consummated on or before such date;

(ii) (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii) the Offer Termination shall have occurred and the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment, continuation, recess or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;

(c) by the Company if:

(i) Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer Termination shall have occurred, any Offer Condition set forth in Annex I, or (B) if the Offer Termination shall have occurred, a condition set forth in Section 6.1 or Section 6.3 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent or Merger Sub, as applicable, prior to the earlier of (A) thirty (30) days of receipt by Parent of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if (I) the Company is in material breach of any representation, warranty or covenant contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.2 not to be satisfied, or (II) the Offer Closing shall have occurred;

(ii) prior to obtaining the Requisite Stockholder Approval (if required by applicable Law) and provided that the Company has not breached or failed to perform in any material respect any of its obligations under Section 5.6, (x) the Company Board has determined and authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 5.6(e), and (y) concurrently with such termination, (A) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) the Company pays to Parent the Termination Fee;

(iii) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), and Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Merger Closing should have occurred pursuant to Section 1.5; or

(iv) (A) (x) all the Offer Conditions shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing) as of the Expiration Date and (y) Parent shall have failed to effect the Offer Closing promptly (and, in any event, within three (3) Business Days) thereafter in accordance with Section 1.1(a), or (B) (x) all of Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the Expiration Date and (y) the Marketing Period has ended and (z) Parent shall have failed to effect the Offer Closing promptly (and, in any event, within three (3) Business Days) after the later of (x) and (y) in accordance with Section 1.1(a); or

(d) by Parent if:

(i) the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer Termination shall have occurred, any Offer Condition set forth in Annex I, or (B) if the Offer Termination shall have occurred, a condition set forth in Section 6.1 or Section 6.2 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company prior to the earlier of (A) thirty (30) days of receipt by the Company of written notice of such breach or failure and (B) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if (I) the Parent is in material breach of any representation, warranty or covenant contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.3 not to be satisfied, or (II) the Offer Closing shall have occurred; or

(ii) the Company Board shall have made an Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if (A) the Offer Closing shall have occurred or (B) if required by applicable Law, the Requisite Stockholder Approval shall have been obtained.

Section 7.2. Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of their respective Representatives, the Parent Related Parties or the Company Related Parties), and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement (to the extent set forth therein), the Guarantee (to the extent set forth therein), the last sentence of Section 5.4(a), the expense reimbursement provisions of Section 5.4(c) and Section 5.12(d), this Section 7.2, Section 7.3, Section 7.4, Section 7.5, the first sentence of Section 7.6 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1 (provided that any amounts paid by Parent or Merger Sub in accordance with Section 5.4(c) or Section 5.12(d) shall reduce, on a dollar for dollar basis, any Reverse Termination Fee owed by Parent or Merger Sub hereunder). Notwithstanding anything to the contrary set forth in this Agreement, no termination of this Agreement pursuant to Section 7.1 shall relieve any party hereto from any liability or damages resulting from Willful Breach prior to such termination by any party hereto of its representations, warranties, covenants or agreements set forth herein; provided, however, that (i) the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the Reverse Termination Fee, and in no event shall the Company seek to recover monetary damages from Parent or Merger Sub, collectively, in excess of such amount, and (ii) the maximum aggregate liability of the Company (other than in connection with a Willful Breach by the Company of Section 5.6) shall be limited to an amount equal to the Termination Fee and, except as provided in the following clause (iii), in no event shall Parent seek to recover monetary damages from the Company in excess of such amount and, (iii) solely in the event of a Willful Breach by the Company of the covenants and agreements set forth in Section 5.6, the maximum aggregate liability of the Company shall be limited to an amount equal to the Reverse Termination Fee and in no event shall Parent seek to recover monetary damages from the Company in excess of such amount. In no event shall the Company seek to obtain monetary damages from any Parent Related Party in connection with the transactions contemplated by this Agreement other than (i) Parent and Merger Sub pursuant to (and subject to the conditions of) this Agreement, and (ii) monetary damages from the Guarantor pursuant to (and subject to the conditions of) the Guarantee; provided that, the aggregate of (i) and (ii) shall not exceed an amount equal to the Reverse Termination Fee. In no event shall Parent or Merger Sub seek to obtain monetary damages from any Company Related Party in connection with the transactions contemplated by this Agreement other than the Company pursuant to (and subject to the conditions of) this Agreement. For purposes of this Agreement, a “Willful Breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 7.3. Termination Fees.

(a) If, but only if, the Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), and (y) the Company (A) receives or has received a Competing Proposal from a Third Party after the date hereof, which Competing Proposal is publicly disclosed and not withdrawn either (I) at or prior to the time of the Stockholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Stockholders’ Meeting, and (B) within twelve (12) months of the termination of this Agreement, enters into or consummates a transaction in connection with a Competing Proposal (regardless of whether such Competing Proposal is the same one referred to in clause (A) above), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) an amount equal to $28,736,875 (the “Termination Fee”) not later than the second (2nd) Business Day following the date of the consummation of a transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “more than fifty percent (50%)”;

(ii) the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii), or by Parent or Company pursuant to any other provision of Section 7.1 at any time after Parent was entitled to terminate this Agreement pursuant to Section 7.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) the Termination Fee, if the termination was by the Parent, not later than the second (2nd) Business Day following such termination or, if the termination was by the Company, concurrently with such termination; or

(iii) the Company pursuant to Section 7.1(c)(i) and the material breach by Parent or Merger Sub is the principal factor in the failure of the Offer or the Merger, as the case may be, to be consummated, Section 7.1(c)(iii) or Section 7.1(c)(iv), then Parent shall pay, or cause to be paid, to the Company an amount equal to $57,473,750 reduced in accordance with the final sentence of Section 7.2 (the “Reverse Termination Fee”) not later than the second (2nd) Business Day following such termination.

(b) If, but only if, this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii), the Company shall, in addition to any obligation it may have to pay the Termination Fee pursuant to and in accordance with Section 7.3(a)(i), reimburse Parent for all reasonable and documented out-of-pocket fees and expenses (including all reasonable fees and expense of counsel, accountants, investment bankers, Financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its affiliates in connection with this Agreement or the transactions contemplated hereby (the “Parent Expenses”) by payments to the Parent thereof by wire transfer of same day funds within two (2) Business Days following Parents request therefor; provided, however, that the maximum amount of fees and expenses for which the Company shall be required to reimburse Parent under this Section 7.3(b) is $8,210,535; provided, further, that any such amount paid pursuant to this Section 7.3(b) shall reduce any amount payable pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) on a dollar for dollar basis.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the parties agree that in no event shall the Company or Parent (together with Merger Sub) be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion; and

(ii) the parties agree that the Termination Fee and the Reverse Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.2 and Section 8.10, the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 7.3(a)(iii), in the circumstance where the Reverse Termination Fee is owed pursuant to Section 7.3(a)(iii), shall constitute the sole and exclusive remedy of the Company and its affiliates (including the holders of Company Common Stock and Company Equity Awards) against Parent, Merger Sub, Guarantor, the Financing sources under the Debt Financing and their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation to the Company or any of its subsidiaries, affiliates or stockholders relating to or arising out of this Agreement, the Debt Financing, the transactions contemplated by this Agreement or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that Parent shall also be obligated to the Company for any of its expense reimbursement or interest payment obligations contained in Section 7.3(e)). Except as expressly provided in the immediately foregoing sentence, none of the Parent Related Parties will have any liability to the Company or any of its subsidiaries, affiliates or stockholders relating to or arising out of this Agreement, the Debt Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.2 and Section 8.10, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and Representatives against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated to Parent and Merger Sub under Section 7.3(e)); provided, that, notwithstanding payment of the Termination Fee by the Company pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), Parent shall have the right to seek to recover monetary damages (subject to the limitations set forth in Section 7.2) from the Company solely in the event of a Willful Breach by the Company of the covenants and agreements set forth in Section 5.6.

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent or their respective affiliates, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 7.3, such paying party shall pay the other party its reasonable attorneys’ fees, costs and out-of-pocket expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the Offer Closing shall have occurred or receipt of the Requisite Stockholder Approval; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (b) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5. Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 7.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6. Expenses; Transfer Taxes. Unless otherwise specified in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 2.2(c), either Parent or the Surviving Corporation shall pay, or cause to be paid, all documentary, sales, use, real property transfer, registration, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby (but not, for the avoidance of doubt, any backup withholding or similar Taxes, which shall be subject to Section 1.1(e)), and shall file all Tax Returns related thereto that are required to be filed by Parent or the Surviving Corporation.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.7 and Section 5.10.

Section 8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) or e-mail of a .pdf attachment (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

if to Parent or Merger Sub:

Legend Parent, Inc.

c/o One Equity Partners V, L.P.

320 Park Avenue

New York, New York 10022

Fax: (212) 277-1586

Attention: Gregory Belinfanti

                  Chris Ahrens

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Fax: (212) 698 3599

Email: derek.winokur@dechert.com

Attention: Derek Winokur

if to the Company:

MModal Inc.

9009 Carothers Parkway

Franklin, Tennessee 37067

Fax: (855) 220-2178

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

Fax: (310) 407-7502

Email: dclivner@stblaw.com

Attention: Daniel Clivner

Section 8.3. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an article, section, appendix, annex or exhibit, such reference shall be to an article or section of, or an appendix, annex or exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this

Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 8.4. Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

(c) “Compliant” shall mean, with respect to the Essential Marketing Information, that (i) such Essential Marketing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Essential Marketing Information not misleading, (ii) such Essential Marketing Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) for offerings of debt securities on a Registration Statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Essential Marketing Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue any such comfort letter throughout the Marketing Period and (v) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) included in such Essential Marketing Information are, and remain throughout the Marketing Period, sufficient to permit (A) a Registration Statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the Financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in offering documents, including, without limitation, as to customary negative assurances and change period, in order to consummate any Rule 144A offering of high yield debt securities on the last day of the Marketing Period.

(d) “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Credit Agreement” shall mean the Credit Agreement, by and among CBay Inc., a Delaware corporation, MedQuist Inc., a New Jersey corporation and MedQuist Transcriptions, Limited, a New Jersey corporation, as Borrowers, CBaySystems Holdings Limited, a British Virgin Islands corporation, as Holdings, the Lenders and L/C Issuers party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent, SunTrust Bank, as Syndication Agent, and ING Capital LLC and Regions Bank, as Co-Documentation Agents, dated October 1, 2010, as amended by First Amendment, dated July 11, 2011, as further amended by Second Amendment, dated September 14, 2011, as further amended by Third Amendment, dated March 7, 2012, as further amended by Amended and Restated Third Amendment, dated March 12, 2012.

(f) “Essential Marketing Information” shall mean, as of any date, (i) such financial statements, financial data and other information regarding the Company and its subsidiaries of the type required in Registration Statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided, that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes (including, even if not required by Regulation S-X or Regulation S-K under the Securities Act, pro forma and other financial data for the pertinent last twelve (12) month periods), made on any date during the relevant period, and (ii) (A) such information and data as are necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its subsidiaries on any date during the relevant period and (B) drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings.

(g) “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) works of authorship (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person; (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.

(h) “knowledge” of a person shall mean as of the date hereof (i) (A) with respect to the Company, the actual knowledge of the persons set forth in section (A) of Schedule I, (B) with respect to Parent, the actual knowledge of the persons set forth in section (B) of Schedule I and (ii) any fact or matter which any such person in clause (i) of this definition would reasonably be expected to discover or otherwise become aware in the course of the reasonable conduct of his or her duties.

(i) “Law” shall mean any and all transnational, domestic (federal, state or local) or foreign laws, rules, regulations, constitutions, treaties, conventions, ordinances, codes, orders, judgments or decrees promulgated by any Governmental Authority.

(j) “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days, commencing on or after July 20, 2012, on the first day of which, throughout which and on the last day of which (a) Parent shall have had for at least the prior five (5) Business Days and has the Essential Marketing Information the Company is required to provide pursuant to Section 5.12(d), and such Essential Marketing Information is Compliant, (b) all of the Offer Conditions and all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Offer Closing or the Merger Closing, as the case may be, which need only be satisfied at the Offer Closing or the Merger Closing, as the case may be, and other than the conditions set forth in Section 6.1(a), Section 6.1(b) and clause (b) of Annex I, which need only be satisfied prior to the Offer Closing or the Merger Closing, as the case may be) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Offer Closing or the Merger Closing, as the case may be, were to be scheduled for any time during such twenty (20) Business Day period, and (c) the Company shall have provided cooperation in all material respects which it is obligated to provide under the terms of Section 5.12(d); provided, however, that if the Marketing Period has not ended prior to August 17, 2012, or there has been no final expiration of the Offer at any time prior to August 16, 2012 (after giving effect to any elected or required extensions (other than extensions to the extent beyond August 15, 2012 due solely to failure to satisfy the Marketing Period)) (the “Offer Delay”), then the Marketing Period shall be deemed for all purposes of this Agreement not to have commenced earlier than September 4, 2012; provided, further, that any day from and including July 2, 2012 through and including July 6, 2012, as well as November 21, 2012 and November 23, 2012 shall not be considered Business Days; provided, further, that if the Marketing Period has not ended prior to December 17, 2012, then the Marketing Period shall be deemed for all purposes of this Agreement not to have commenced earlier than January 2, 2013. Notwithstanding anything to the contrary herein, in the event of an Offer Delay, for purposes of calculating the “Marketing Period” from and after September 4, 2012, all references in this definition to “twenty (20) Business Days” shall be read as “fifteen (15) Business Days”. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) Business Day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Essential Marketing

Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Essential Marketing Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) Business Day period, (y) the Essential Marketing Information would not be Compliant on the first day, throughout and on the last day of such twenty (20) Business Day period, in which case a new twenty (20) Business Day period shall commence upon Parent and its Financing sources receiving updated Essential Marketing Information that would be Compliant, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) Business Day period, or (z) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q or Annual Report on 10-K, in which case the Marketing Period will not be deemed to commence unless and until at the earliest, such delinquencies have been cured, and the requirements in clauses (a), (b) and (c) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) Business Day period; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Essential Marketing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Essential Marketing Information shall be deemed to have been delivered on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Essential Marketing Information and, within three (3) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Essential Marketing Information that Parent reasonably believes the Company has not delivered).

(k) “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(l) “Senior Subordinated Note Purchase Agreement” shall mean the Senior Subordinated Note Purchase Agreement, by and among CBay Inc., a Delaware corporation, MedQuist Inc., a New Jersey corporation and MedQuist Transcriptions, Ltd., a New Jersey corporation, as Issuers, CBaySystems Holdings Limited, a British Virgin Islands corporation, as Holdings, MedQuist Inc. as issuer representative, and BlackRock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit Inc., as Purchasers, dated September 30, 2010, as amended by First Amendment, dated July 11, 2011, as further amended by Second Amendment, dated July 11, 2011, as further amended by Third Amendment, dated March 7, 2012, as further amended by Amended and Restated Third Amendment, dated March 7, 2012.

(m) “subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 8.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6. Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that, prior to the Merger Closing, Parent or Merger Sub may (i) assign all (but not less than all) of its rights or obligations hereunder to a wholly-owned subsidiary of Guarantor, Parent or Merger Sub, provided that no such assignment shall relieve the assigning party of its obligations hereunder and (ii) collaterally assign any or all of its rights, but not its obligations, under this Agreement to any of its Financing sources. Any purported assignment in violation of the foregoing shall be null and void.

Section 8.7. Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantee, the Company Disclosure Letter, the Parent Disclosure Letter and the Equity Commitment Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof.

Section 8.8. No Third-Party Beneficiaries. Except (a) as provided in Section 5.7, (b) the provisions of Article II (which, from and after the Effective Time, shall be enforceable by stockholders of the Company and the holders of Company Equity Awards to the extent necessary to receive the Merger Consideration or other consideration to which each such holder is entitled as expressly set forth in Article II), (c) the provisions of Section 7.3(c) and Section 7.3(d) with respect to the Parent Related Parties and (d) the provisions of Section 7.3(c), Section 7.3(d), this Section 8.8, Section 8.11 and Section 8.13 with respect to any Financing source in connection with the Offer, the Merger or the transactions contemplated hereby, Parent and the Company hereby agree that this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9. Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10. Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 7.3(d) and Section 8.10(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and the Equity Commitment Letter and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that, subject to Section 8.10(b) and Section 8.10(c), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement or the Equity Commitment Letter shall not be required to provide any bond or other security in connection with any such order or injunction. The provisions of Section 8.10(b) shall not affect the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in this Section 8.10(a), to enforce any of its rights under this Agreement (including under Section 5.4 and Section 5.12) other than with respect to any and/or all of the Consummation Events.

(b) Notwithstanding the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in Section 8.10(a), no such right may be enforced to cause the Offer or the Merger to be consummated, the Offer Price or Merger Consideration to be paid or the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) (each, a “Consummation Event”) unless:

(i) with respect to the Offer and payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer;

(ii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) have been satisfied or waived;

(iii) the Debt Financing has been funded or the lenders party to the Debt Commitment Letter have irrevocably and unconditionally confirmed in writing that the financing provided for in the Debt Financing will be funded at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable; and

(iv) with respect to any funding of the Equity Financing to occur at the Merger Closing, the Company has irrevocably and unconditionally confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Merger Closing will occur.

(c) Notwithstanding anything else to the contrary, for the avoidance of doubt, while the Company may concurrently seek specific performance or other equitable relief in order to effect a Consummation Event and payment of the Reverse Termination Fee under Section 7.3(a)(iii), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of the Reverse Termination Fee.

(d) Subject to Section 8.10(c), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Subject to Section 8.10(b) and Section 8.10(c) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent or Merger Sub, or the Company, as applicable, under this Agreement. Subject to Section 8.10(c), the parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including the right to seek and recover damages for a Willful Breach under Section 7.2), the Equity Commitment Letter or the Guarantee in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages for a Willful Breach by Parent or Merger Sub under Section 7.2 after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII (other than as set forth in Section 8.10(c)) or pursue any other remedies under this Agreement (including the right to seek and recover damages for a Willful Breach by Parent or Merger Sub under Section 7.2), the Equity Commitment Letter or the Guarantee that may be available then or thereafter.

Section 8.11. Consent to Jurisdiction.

(a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the matter, the United States District Court for the District of Delaware (as applicable, the “Chosen Court”), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Chosen Court. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the providers of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a federal court located in Borough of Manhattan, New York, New York (and appellate courts thereof).

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Chosen Court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.13. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MMODAL INC.

By:	/s/ Roger L. Davenport
Name: Roger L. Davenport
Title: Chairman and CEO

LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name: Matthew P. Hughes
Title: Secretary

LEGEND ACQUISITION SUB, INC.

By:	/s/ Matthew P. Hughes
Name: Matthew P. Hughes
Title: Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock that represents at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis as of the expiration of the Offer (the “Minimum Tender Condition”);

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated;

(c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer, the Merger or the consummation of the Merger, or preventing or prohibiting the Offer or the Merger;

(ii) any of the representations and warranties of the Company (A) set forth in, Section 3.4 (Authority Relative to the Agreement), Section 3.11(b) (Absence of Certain Changes or Events), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes) or Section 3.23 (Vote Required) shall not be true and correct in all respects at and as of the date of this Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing, (B) set forth in Section 3.3 (Capitalization) shall not be true and correct in all material respects at and as of the date of this Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date) and (C) set forth in Article III (other than the sections of Article III referred to in clause (A) or (B) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall not be true and correct at and as of the date of this Agreement and as of the Offer Closing with the same effect as though made as of the Offer Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (C) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, solely for purposes of clause (B) above, if one or more inaccuracies in Section 3.3 would be reasonably likely to cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Offer, the Merger, exercise the Top-Up Option, refinance the indebtedness of the Company, acquire, directly or indirectly, all of the outstanding equity interests in the Company’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (B) of this clause (c)(ii);

(iii) the Company shall have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it under this Agreement on or prior to the Offer Closing; or

(iv) this Agreement shall have been terminated in accordance with its terms; or

(d) Parent (either directly or through its subsidiaries) shall not have received the proceeds of the Debt Financing and the lenders party to the Debt Commitment Letter shall not have definitively and irrevocably confirmed to Parent and the Merger Sub that the Debt Financing in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated herein will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter (the “Financing Proceeds Condition”); or

(e) in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Merger Sub owns at least ninety percent (90%) of the outstanding shares of Company Common Stock immediately after the Offer Closing, (i) there shall exist under applicable Law any restriction or legal impediment on Merger Sub’s ability and right to exercise the Top-Up Option (the “Top-Up Impediment”) or (ii) the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to reach at least ninety percent (90%) of the outstanding shares of Common Stock immediately after the Offer Closing (after giving effect to such exercise).

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (e)(ii) have been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if shares have been delivered pursuant to such guarantees as of the Expiration Date.

At the request of Parent, the Company shall deliver to Parent a certificate, signed on behalf of the Company by its chief executive officer or another senior officer, certifying that none of the conditions set forth in clauses (ii) and (iii) of paragraph (c) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

* * * * *

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MMODAL INC.

1. Name. The name of the corporation is MModal Inc. (the “Corporation”).

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, each with a par value of $0.01 per share (“Common Stock”).

a. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

b. Dividends. As, if and when dividends are declared or paid on the shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

c. Liquidation. The holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

5. Bylaws. The original bylaws of the Corporation (the “Bylaws”) shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized thereafter to adopt, amend or repeal the Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

6. Elections of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

7. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

8. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law, as amended from time to time. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the Delaware General Corporation Law.

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists and may hereafter by amended, any person (and the heirs, executors or administrators of such person) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person against the Corporation or any of its direct or indirect subsidiaries only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.

The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or on his or her behalf and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 8, provided that such insurance is available on acceptable terms, which determination shall be made by the Board of Directors.

The rights and authority conferred in this Section 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Neither the amendment nor repeal of this Section 8, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the Delaware General Corporation Law, any modification of law shall eliminate or reduce, or otherwise have an adverse effect on, any right or protection of this Section 8 in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

9. Business Combinations with Interested Stockholders. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

* * * * *

SCHEDULE I

KNOWLEDGE

(A)	Company

Roger Davenport

Ronald Scarboro

Amy Amick

Kathryn Twiddy

William Donovan

Michael Finke

Matthew Jenkins

Michael Raymer

Juergen Fritsch

David Woodworth

(B)	Parent

Chris Ahrens

Gregory Belinfanti

Raphael de Balmann

Matthew Hughes